UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  February 1, 2010
(Date of earliest event reported)

Banyan Rail Services Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 1, 2010, Banyan Rail Services Inc. (the “Company”) issued 17,975 shares of its newly-authorized Series A Preferred Stock.  The terms of the preferred shares are described in Item 5.03 below.  The Company issued 15,250 shares to the holders of the Company’s Series A Convertible Debentures in exchange for the cancellation of those debentures in the principal amount of $1,525,000.  The Company issued an additional 2,725 shares to 13 private investors for $100 a share, or $272,500 in the aggregate, to raise working capital.  The issuances of the preferred shares were made in reliance on Section 4(2) of the Securities Act of 1933 for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D of the Securities Act.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 1, 2010, the Company filed a certificate of designation with the Delaware Secretary of State designating 20,000 shares of its preferred stock as series A preferred stock. The issuance price of the series A preferred stock is $100 a share and it is convertible by the holder at any time into the Company’s common stock at a price of $0.20 per share of common stock, subject to adjustment for stock dividends, stock splits and reorganizations.  The series A preferred stock ranks senior to the common stock and any other capital stock of the Company as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Company.  The foregoing description of the certificate of designation is not complete and is qualified in its entirety by reference to the full and complete terms of the certificate of designation, which is attached to this current report as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Designation dated February 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:	/s/ C. Lawrence Rutstein
Name: C. Lawrence Rutstein Title: Vice President of Administration and Secretary

Dated:  February 5, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation dated February 1, 2010